Filed Pursuant to Rule 433
Registration Statement No. 333-177923

Supplemental Terms to the Prospectus dated November 14, 2011, the Prospectus Supplement dated November 14, 2011, the Underlying Supplement No. 1-I dated November 14, 2011, the Product Supplement No. 4-I dated November 14, 2011 and Preliminary Pricing Supplement dated September 24, 2013

Medium-Term Notes, Series E
$
Capped Enhanced Participation Equity Notes due 2015
(Linked to the MSCI EAFE® Index)

These supplemental terms amend the preliminary pricing supplement related hereto dated September 24, 2013 with respect to the determination date and the stated maturity date.  You should not rely on the determination date and stated maturity date set forth in the preliminary pricing supplement related hereto dated September 24, 2013 in making your decision to invest in the notes.

Determination date: September 30, 2015, subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” beginning on page PS-18 of the accompanying product supplement

Stated maturity date: October 5, 2015, subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity — D. Other Terms” on page PS-16 of the accompanying product supplement.  The accompanying product supplement refers to the stated maturity date as the “maturity date.”

CUSIP no.: 48126NUR6

ISIN no.: US48126NUR69

You should read these supplemental terms together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011, underlying supplement no. 1-I dated November 14, 2011 and the preliminary pricing supplement dated September 24, 2013.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Preliminary pricing supplement dated September 24, 2013:
http://www.sec.gov/Archives/edgar/data/19617/000089109213008071/e55518_424b2.htm

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in these supplemental terms, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for any offerings to which these materials relate.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, underlying supplement and pricing supplement if you so request by calling toll-free 800-576-3529.

Supplemental Terms dated September 26, 2013